<u>SETTLEMENT AGREEMENT</u>

[Execution Version]

This SETTLEMENT AGREEMENT (this "**Agreement**") is entered into between SHARING SERVICES GLOBAL CORPORATION, a Nevada corporation and its subsidiaries, including, but not limited to, ELEVACITY U.S., LLC, a Texas limited liability company [formerly known as Elevacity Global LLC] and ELEPRENEURS U.S., LLC, a Texas limited liability company [formerly known as Elepreneur, LLC] (collectively, "**SHRG**") and ROBERT OBLON ("**Oblon**") to be deemed effective as of July 26, 2019 (the "**Effective Date**").

<u>RECITALS</u>:

WHEREAS, SHRG has asserted various claims against Oblon relating to a range of wrongful conduct described in this Agreement, as well as his breach of that certain "Founder Consulting Agreement" dated March 28, 2019 (the "Claims");

WHEREAS, SHRG intends to file a comprehensive lawsuit against Oblon regarding the Claims;

WHEREAS, Oblon has disputed the Claims (the "**Dispute**"); and

WHEREAS, in order to avoid costly and time-consuming litigation (and, as to breach of the Founder Consulting Agreement, arbitration), Oblon and SHRG have agreed to resolve and compromise such Dispute, as set out below.

<u>AGREEMENT</u>:

NOW, THEREFORE, for and in consideration of the Recitals set out above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. <u>CLAIMS OF SHRG AGAINST OBLON</u>.

1.1. <u>INVESTMENTS CLAIMS; CONTESTED TRANSACTIONS</u>.

1.1.1 SHRG has asserted that Oblon fraudulently and wrongfully solicited and induced SHRG distributors ("**Distributors**") to enter into various investments leveraging the reputation, gravitas and corporate status of SHRG (the "**Investments**").

1.1.2 SHRG has also asserted that Oblon has caused SHRG to enter into a series of transactions with various entities which have resulted in financial loss to the company as well as exposing the Company to regulatory and legal liability (the "**Contested Transactions**").

1.1.3 A schedule of the: (i) Investments, including the amount of debt Oblon solicited and received from SHRG Distributors and (ii) the Contested Transactions, are set out on **<u>Exhibit "A"</u>**.

1.2. MCA DEBT. SHRG has also asserted that Oblon, acting without the knowledge, authority or consent of SHRG, improperly: (i) caused SHRG along with some of its Subsidiaries to incur debt arising out of a series of Merchant Cash Advance loan transactions while acting in concert with Alchemist Holdings, LLC and its key principal, Jordan Brock (the "**MCA Debt**") and (ii) utilized SHRG funds and credit for his personal benefit the source of which were the funds of the MCA Debt, in the estimated minimum amount of $1,000,000.00.

1.3. PERSONAL BENEFITS DEBT. SHRG has also asserted that Oblon, acting without the knowledge, consent or authority of SHRG, further wrongfully appropriated funds of SHRG (including unauthorized charges incurred on one or more SHRG AMEX credit cards), which amount is (estimated to be in excess of $250,000.00) (the "**Personal Benefits Debt**").

1.4. DEFINITION OF CLAIMS. As used in this Agreement, the term "Claims" shall mean all matters described in Sections 1.1 ,1.2 and 1.3, above.

2. AGREEMENTS OF OBLON REGARDING THE CLAIMS. Oblon hereby confesses:

(i) to the conduct described in Sections 1.1, 1.2 and 1.3 above;

(ii) that he intentionally withheld information from SHRG and its Board of Directors regarding the actions and transactions described in Sections 1.1, 1.2 and 1.3 above; and

(iii) that he benefitted to a material financial degree from such wrongful conduct, at the risk and expense of SHRG and its subsidiaries.

3. SHRG PAYMENT COMMITMENT.

3.1 DISCHARGE OF INVESTMENTS. Notwithstanding the provisions of Section 2 above, SHRG agrees to discharge all liability arising out of or relating to the Investments on Oblon's behalf, provided that Oblon timely and fully complies with all of the terms and conditions of this Agreement.

3.2 PLEDGE OF COOPERATION. Oblon agrees to fully cooperate with SHRG in all matters regarding the resolution and discharge of any of the Claims, including but not limited to the Investments.

3.3 OBLON RESTITUTION OBLIGATIONS UPON BREACH.

3.3.1 Upon breach of this Agreement by Oblon: (i) the agreements of SHRG to discharge all claims regarding the Investments shall be rescinded and (ii) Oblon shall indemnify and make SHRG whole as to all liability arising out of the Claims as well as amounts previously paid in resolution of the Investments (collectively, the "**Restitution Obligations**"). Such Restitution Obligations shall also include any and all liability, loss, cost or expense of SHRG (including but not limited to, attorney's fees, costs of litigation and interest incurred on funds) incurred in connection with the resolution of the Claims.

3.3.2 In addition to any other obligation of Oblon set out herein, Oblon hereby agrees to fully and immediately, upon demand, indemnify, defend and hold SHRG harmless from and against all losses, expenses (including attorney's fees and disbursements), damages and claims (collectively, "**Losses**") arising out of any of: (i) the matters described in Section 1 above and (ii) any other subject matter referenced in this Agreement, whether now known or hereinafter discovered.

3.3.3 All amounts to which SHRG is entitled under this Agreement (including the Restitution Obligations) and which are not timely paid by Oblon shall bear interest at the rate of eighteen percent (18%) per annum.

3.4 OTHER LIABILITIES; CUMULATIVE RELIEF. The obligations of Oblon set out in this Agreement shall be in addition to any common law or statutory right of contribution or other claims that SHRG may have against Oblon. SHRG shall have the right to assert any additional claims and causes of action as it deems appropriate and at any time and nothing in this Agreement shall be deemed to constitute a restriction of such actions or an election of remedies.

4. DISPUTE REGARDING ALLEGED BREACH OF FCA.

4.1 SHRG ASSERTION OF BREACH AGAINST OBLON. SHRG has asserted that Oblon has breached various provisions of that certain "Founder Consulting Agreement" dated March 28, 2019 (the "**FCA**"), including, but not limited to, Sections 9, 11, 12, 13, 14 and 17 thereof (the "**FCA Claims**").

4.2 OBLON ASSERTION OF BREACH AGAINST SHRG. Oblon disputes the assertion by SHRG that he is in breach of the FCA and further asserts that SHRG is in breach of the FCA.

4.3 SETTLEMENT AND COMPROMISE AGREEMENT.

4.3.1 In compromise of the disputes between the Parties regarding the FCA, SHRG agrees to pay Oblon the aggregate sum of Two Million Two Hundred Eight Thousand And No/100 Dollars ($2,208,000.00) (the "**FCA Settlement Amount**"). The FCA Settlement Amount shall be paid to Oblon on a semi-monthly basis in the amount of $46,000.00 per month. Such semi-monthly payments shall commence on August 1, 2019 and continue for forty-eight (48) months thereafter.

4.3.2 Provided, however, the obligation of SHRG to pay the FCA Settlement Amount (and make such semi-monthly payments) shall be expressly contingent upon Oblon's compliance with all of the terms, conditions, provisions and obligations of this Agreement. Upon Oblon's breach of this Agreement in any matter: (i) SHRG shall have the immediate right to exercise the remedies described in Section 4.6 below and (ii) all obligations of SHRG in this Agreement shall be rendered null and void.

4.3.3 In addition to the foregoing and in furtherance of the compromises and settlements of the Parties, SHRG shall grant to Oblon warrants to purchase up to Seven Million (7,000,000) shares of SHRG common stock (the "**Stock Warrants**") on the terms and

conditions as set out on **<u>Exhibit "B"</u>** attached hereto. Such Stock Warrants may be exercised by Oblon only upon: (i) written notice by Oblon to the Board of Directors of SHRG (the "**Exercise Notice**") and (ii) the payment in full of all amounts due in connection with the exercise of such Stock Warrants, within ten (10) days of the date of such Exercise Notice. Oblon shall not have the right, under any circumstances, to assign such rights regarding the Stock Warrants. Such warrants must be exercised within six (6) months of the Issuance Date of the applicable warrant, as described on **<u>Exhibit "B"</u>**.

4.4. <u>COMPROMISE OF COMPENSATION DISPUTE</u>.

4.4.1 Oblon has asserted claims against SHRG regarding SHRG's failure to compensate Oblon in accordance with prior understandings and assurances with SHRG that he would be paid in alignment with industry standards (the "**Industry Compensation Dispute**").

4.4.2 In settlement and compromise of such Industry Compensation Dispute, SHRG has agreed to pay Oblon an additional amount (the "**Catch Up Payment**") during the same time period as the payments described in <u>Section 4.3.1</u>, as set out below.

4.4.3 <u>Calculations</u>.

(i) <u>Tier One Calculation</u>. Oblon shall be paid the Catch Up Payment of one quarter of 1% (.0025) of all annual gross revenues of SHRG between $170,000,001 – $500,000,000.

<u>Example And Illustration</u>:

<u>Assume</u>: SHRG has annual gross revenues in the amount of $500,000,000

<u>Then</u>: Oblon shall be paid the sum of [.0025] x [$500,000,001 - $170,000,000] = [$399,999,999] = $825,000.00

(ii) <u>Tier Two Calculation</u>. For all annual gross revenues in excess of $500,000,000, Oblon shall be paid an additional sum of .125% of 1% (.00125) of every dollar of gross revenues over $500,000,000.

<u>Example And Illustration</u>:

<u>Assume</u>: SHRG has annual gross revenues in the amount of $600,000,000

<u>Then</u>: Oblon shall be paid a Catch Up Payment equal to the following:

.0025 x $500,000,000 = $825,000.00

\+

.00125 x $100,000,000 = $125,000

Total: $825,000 + $125,000 = $950,000

4.4.4 Payment Dates. Such Catch Up Payments shall be calculated monthly and paid to Oblon monthly (within five (5) days after the end of each calendar month) commencing on August 1, 2019 and continuing every twelve (12) month time period thereafter.

4.5 CONTINGENT STOCK WARRANTS.

4.5.1 As set out more fully in Section 5 below, Oblon has asserted certain claims regarding the ownership of the limited liability company units of Alchemist Holdings, LLC (the "**Alchemist Dispute**").

4.5.2 The Parties acknowledge and agree that Alchemist Holdings, LLC owns the following number of shares of SHRG stock: (i) 7.5 Million Class B Common Shares; (ii) 7.5 Million Class B Preferred Shares and 50 Million Class A Common Shares (collectively, the "**AH Stock**").

4.5.3 In the event that Oblon fails to receive a fifty percent (50%) or greater ownership interest in Alchemist Holdings, LLC by December 31, 2024, Oblon shall be granted the right to exercise additional warrants for the purchase of SHRG common stock as set out on **Exhibit "C"**.

4.6 OFFSET RIGHT; STOCK WARRANT FORFEITURE AND CONDITIONS.

4.6.1 In the event of Oblon's breach of any obligations, conditions and provisions of this Agreement, SHRG shall have the right to effect an offset against any payment owed by SHRG to Oblon described in Section 4.3.1 (the "**Offset Right**").

4.6.2 In the event of Oblon's breach of any obligation, condition or provision of this Agreement (and in addition to the rights of SHRG described in Section 4.6.1 above), SHRG shall also have the right to rescind all Stock Warrant rights not previously exercised (the "**Stock Warrant Rescission**").

4.6.3 SHRG may exercise the Offset Right and the Stock Warrant Rescission in its discretion and without prior notice to Oblon.

4.6.4 In the event that SHRG effects any forward or reverse split of the SHRG stock prior to the date on which all of the Warrants have been exercised, then the remaining shares of SHRG stock issuable to Oblon pursuant to Sections 4.3.3 and 4.5.3 shall be appropriately adjusted to reflect any such split.

5. AGREEMENTS REGARDING ALCHEMIST DISPUTE.

5.1 INTENT TO CONTEST. SHRG acknowledges that Oblon intends to

challenge and contest the ownership of the limited liability company units of Alchemist Holdings, LLC which are currently owned by Jordan Brock. SHRG reserves the right to intervene in any legal action arising out of the Alchemist Dispute in order to protect the interests of SHRG and its Shareholders.

5.2 NO ACTION AGAINST SHRG. Oblon agrees, as part of the compromise of the Dispute set out in this Agreement between SHRG and Oblon, that Oblon shall not take any adverse actions (including, but not limited to, litigation) against SHRG or the SHRG Parties (as that term is defined in Section 12, below) in connection with the Alchemist Dispute and/or any other matter.

5.3 AFFIRMATION OF MCA DEBT RESOLUTION. Oblon further agrees and shall undertake all actions necessary, to affirm all actions and agreements undertaken in connection with the resolution of the MCA Debt, including the agreements executed by Alchemist Holdings, LLC with SHRG regarding the restitution obligation of Alchemist Holdings, LLC. A list of such agreements is set out on **Exhibit "D"** attached hereto. Such affirmation and confirmation of the validity and enforceability of the documents described on **Exhibit "D"** are made by Oblon in his individual capacity as well as in the capacity that he may hold as an owner of the limited liability company units of Alchemist Holdings, LLC.

6. PROHIBITED ACTIVITIES.

6.1 PROHIBITED ACTIVITY.

6.1.1 Effective immediately and continuing until the later of: (i) five (5) years from the Effective Date of this Agreement and (ii) five (5) years after the last payment made by SHRG to Oblon under this Agreement and except upon the prior, express written consent of SHRG, Oblon agrees:

(a) Not to act in any manner or purported capacity of SHRG and/or any of its affiliates, subsidiaries, including but not limited to the respective governing boards of such entities.

(b) Not to represent himself in any capacity as having the right or authority to act on behalf of SHRG in any matter or manner.

(c) Not to communicate regarding business matters unless Oblon has been given an express directive from the SHRG Board of Directors or a member of the Executive Management Team with any of the following persons: Board Members, Managers, governance officials, Officers, persons holding a management and/or operational position with SHRG, employees, consultants, advisors, independent contractors, distributors (including Distributors), contracting parties or sellers of SHRG products (or sellers of products of affiliates of SHRG) and/or persons or entities holding five percent (5%) or more of any class of SHRG stock.

(d) Not to communicate in any manner with any governmental and/or regulatory officials of any local, state or federal entity, agency or organization, unless compelled to do so by a lawful subpoena or summons (collectively, a "**Subpoena**") duly served in accordance with applicable law. Upon the receipt of any such Subpoena, Oblon agrees to immediately notify the Board of Directors of SHRG of such circumstance and to provide to SHRG, a copy of the instruments and documents evidencing such Subpoena and/or compelled action.

(e) Not to communicate in any manner with any person or entity regarding any presently pending or future (prospective) funding arrangement, including the Investments.

(f) Not to comment on SHRG related matters or business via any social media platform, unless reviewed and approved in advance, in writing, by the SHRG Board of Directors and/or a Member of the Executive Management Team.

(g) Not to solicit any of the parties listed in subparts (c) and (e) above for purposes of engaging in business ventures or investment opportunities.

(h) Not to appear in public at any SHRG event unless upon the prior, express written consent of SHRG.

(i) Not engage in any manner or conduct that: (aa) brings disrepute to SHRG or which could bring disrepute to SHRG; (bb) is morally unacceptable or morally disreputable; (cc) could result in the allegation of a sign of moral ineptitude; and/or (dd) could expose SHRG to civil liability.

6.1.2 Oblon further agrees that he shall not have any formal authority, duties or responsibilities, in relation to the conduct of business with SHRG (including the day-to-day operations of SHRG and its Subsidiaries), unless expressly consented to in writing, in advance, by the SHRG Board of Directors and/or any member of the Executive Management Team.

6.1.3 The term "Executive Management Team" shall mean any of the following: SHRG CEO, SHRG President, SHRG General Counsel and any CEO, President, Executive Vice President or General Counsel of any SHRG Subsidiary.

6.2 PERMITTED CONDUCT. Notwithstanding the provisions of Section 6.1 above, Oblon shall have the right to interact with: (i) employees of SHRG on a nonbusiness, social basis and (ii) Shareholders of SHRG who are relatives of Oblon, as Oblon and such persons may elect. Provided, however, such permitted conduct consent described in the

preceding sentence shall not include any subject matter involving the business of SHRG or any matter which is referenced in this Agreement, except for those matters and communications initiated by an Officer or Director of SHRG.

7. COLLABORATION ON NEW PRODUCT DEVELOPMENT AND VENTURES.

7.1 GENERAL UNDERSTANDING. Notwithstanding any other provision of this Agreement to the contrary, SHRG and Oblon hereby agree to collaborate on the development of new products, new services and new business ventures (singularly and collectively, the "**New Ventures**") as SHRG and Oblon may elect from time to time.

7.2 EXCLUSIVITY OBLIGATION OF OBLON. Oblon further agrees that any and all new products, services and business ventures developed by Oblon, or contemplated to be developed by Oblon, shall be subject to this Agreement (the "**Oblon Projects**"). SHRG has the exclusive right to pursue and develop the Oblon Projects (and such projects shall be deemed to be part of the New Ventures). Upon the development of an Oblon Project, Oblon shall present such matter to the SHRG Board of Directors in writing and the SHRG Board of Directors shall have a time period not to exceed twelve (12) months from the date of receipt of such notice to elect to pursue or not pursue, the particular Oblon Project. As to any Oblon Project not elected to be pursued by SHRG, Oblon shall be free to engage in such project on his own, subject further to the provisions of Section 8, below.

7.3 REMUNERATION AND AGREEMENT. Upon the acceptance of a New Venture by SHRG, SHRG and Oblon shall enter into a written agreement setting out the terms and agreements regarding the pursuit of such New Venture, the role and responsibilities of Oblon in connection therewith and the compensation to be paid to Oblon relating to such New Venture.

7.4 CONTINUATION OF BUSINESS RELATIONSHIP.

7.4.1 Provided that Oblon remains in compliance with this Agreement in all respects, SHRG agrees to undertake all good faith efforts to enter into a consultancy arrangement with Oblon to commence upon the date of the last payment made to Oblon pursuant to Section 4.3.1. Such understandings shall be set out in a separate consultancy agreement containing mutually agreeable terms (the "**Consultancy Agreement**").

7.4.2 The compensation paid to Oblon shall be based on certain performance criteria of SHRG existing as of the date of the execution of the Consultancy Agreement. The general terms of such agreement and the scope of the criteria for such compensation is set out on **Exhibit "E"** attached hereto.

7.4.3 Not less than six (6) months prior to the last payment made to Oblon under Section 4.3.1, SHRG and Oblon shall finalize the terms and provisions of the Consultancy Agreement (and execute same).

8. <u>NON-COMPETITION AND NON-SOLICITATION COVENANTS OF OBLON</u>.

8.1 SOLICITATION OF COMMERCIAL RELATIONSHIPS. During the period commencing on the Effective Date and ending the first to occur of: (i) five (5) years after the date of the last payment made by SHRG to Oblon under this Agreement or (ii) five (5) years from the Effective Date, Oblon shall not, directly or indirectly, either for Oblon's own benefit or for the benefit of any other person, contact, solicit, call on, interfere with, accept any business from, attempt to divert or entice away any person or firm which is a customer, employee, supplier, distributor, Distributor or vendor (any of the foregoing, a "**Protected Party**") of SHRG or who was a Protected Party within the thirty-six (36) months preceding the Effective Date.

8.2 SOLICITATION OF SHRG EMPLOYEES/CONTRACTORS/DISTRIBUTORS.

8.2.1 As an independent covenant and as partial consideration for the Settlement Payment, Oblon shall not directly or indirectly induce or influence or attempt to induce or influence, whether on Oblon's own behalf or on behalf of any other party, and shall not directly or indirectly become involved with any entity that directly or indirectly induces or influences or attempts to induce or influence, whether on its own behalf or on behalf of any other party: (i) any employee, Distributor or contractor of SHRG and/or (ii) any person or entity engaged in the marketing and sale of SHRG products, to terminate such person's employment or other relationship with SHRG. This covenant shall be effective: (aa) for five (5) years after the date of the last payment made by SHRG to Oblon under this Agreement and (bb) the date which is five (5) years after the Effective Date, whichever is later.

8.2.2 Oblon understands and agrees that the purpose of the foregoing covenants is to protect the legitimate business interests of SHRG.

8.3 NON-COMPETITION COVENANT.

8.3.1 Non-Competition Covenant/Scope. In partial consideration for the amounts to be paid by SHRG to Oblon, Oblon shall not engage in any action during or after termination of this Agreement in competition with SHRG including, but not limited to, any entity that directly or indirectly engages in any business in which SHRG or any of its divisions, subsidiaries or other affiliated entities are engaged, in the geographic area covering: (i) the United States of America and (ii) any foreign county in which SHRG is conducting business or has current plans (as of the Effective Date) to conduct such business in the future.

8.3.2 Basis for Restriction. Oblon recognizes that SHRG' need for a restrictive covenant is based on many factors, including, but not limited to, the fact that:

(a) Oblon has previously been personally entrusted with and exposed to the Confidential Information of SHRG; and

(b) SHRG will suffer great loss if Oblon were to terminate this Agreement and thereafter enter, directly or indirectly, into competition with SHRG.

8.3.3 Time Restriction. This covenant shall be effective: (i) for five (5) years after the date of the last payment made by SHRG to Oblon under this Agreement and (ii) the date which is five (5) years after the Effective Date, whichever is later.

8.3.4 Purpose. Oblon understands and agrees that the purpose of the foregoing covenants is to protect the legitimate business interests of SHRG and is not to restrict Oblon's mobility or to prevent Oblon from utilizing his general skills.

8.3.5 Construction Of Covenants. It is understood and agreed that the scope of the covenants contained in this Section 8.4 are reasonable as to time, area, and scope and are necessary to protect SHRG. Nevertheless, it is further agreed that such covenant shall be regarded as divisible and shall be operative as to time, area, and scope, to the extent that it may be so operative, and if any part of it is declared invalid or unenforceable as to time, area or scope, the validity and enforceability of the remainder shall not be affected.

9. NON-DISCLOSURE.

9.1 NON-DISCLOSURE COVENANT. Oblon shall not, without the prior written consent of SHRG (which consent SHRG may withhold, deny, condition or delay, in its sole discretion), disclose or use in any way, any Confidential Information. Oblon acknowledges that such Confidential Information is the exclusive and valuable property of SHRG.

9.2 NO USE. Oblon agrees that he shall not, at any time, make use of or divulge to any other person, firm or entity, the Confidential Information (or any item comprising same).

9.3 PRESERVATION OBLIGATIONS.

9.3.1 Oblon agrees to take all precautions necessary to ensure that the Confidential Information shall not be shown, copied or disclosed to any other person, firm or entity without the prior written consent of SHRG.

9.3.2 Oblon agrees to observe all security policies implemented by SHRG from time to time with respect to the Confidential Information.

9.4 NO REMOVAL. Oblon agrees not to remove from the premises of SHRG, any document, storage media or other object or storage device containing or reflecting any such Confidential Information.

9.5 CONFIDENTIAL INFORMATION DEFINED. "Confidential Information" means: (i) information of SHRG that it deems confidential, including trade secrets, customer and Distributor lists and (ii) any non-public information concerning the business and affairs of SHRG.

10. NON-DEROGATION COVENANT.

10.1 OBLON OBLIGATION. From and after the Effective Date, Oblon agrees not to say, publish or do any act or thing that disparages or casts SHRG, its Officers, Directors, employees, contractors, Distributors, agents and/or representatives in any unfavorable light, or which could result in injury to any such person's or entity's reputation.

10.2 SHRG DISCLOSURE RIGHT. Oblon agrees that SHRG shall have the right to make all appropriate disclosures concerning this Agreement to any governmental or regulatory agency or as allowed by applicable law.

11. SURRENDER OF SHRG PROPERTY.

11.1 DELIVERY OBLIGATION. Upon execution of this Agreement, Oblon shall promptly deliver or cause to be delivered to SHRG whether in his possession, charge, control or custody: (i) all equipment, books, documents, money, securities or other items which are the property of SHRG; (ii) access codes, passwords, security codes, keys, passcards and the like; and (iii) all account related codes, account numbers and/or access authorizations which relate to commercial transaction processing transactions of SHRG or any of its Subsidiaries.

11.2 NO RETENTION. Oblon shall not retain a copy (nor transmit a copy of same to any other person or entity) of any of the foregoing matters described in Section 11.1, above.

12. RELEASE.

12.1 In consideration of the Recitals, covenants and agreements set forth in this Agreement, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged by the Oblon, upon the Effective Date of this Agreement, Oblon, on his own behalf and on behalf of any and all other related entities or persons claiming an interest in or through Oblon related to the matters set forth above, hereby forever and fully releases, acquits, and forever discharges SHRG, and its Officers, Directors, Board of Directors, employees, distributors, predecessors, principals, parents, heirs, successors, assigns, subsidiaries, affiliates, commonly controlled entities, companies, enterprises, ventures, independent contractors, partners, insurers, investors, accountants and attorneys (individually and collectively, the "**SHRG Parties**"), of and from any and all claims, demands, actions, causes of action, suits, liens, debts, obligations, promises, agreements, costs, damages, liabilities, and judgments of any kind, nature, or amount whether in law or equity, whether known or unknown, anticipated or unanticipated, liquidated or unliquidated, including any and all claimed or unclaimed compensatory damages, consequential damages, interest, costs, expenses and fees (including reasonable or actual attorneys' fees) which were or could have been raised in, arise out of, relate to, or in any way, directly or indirectly, involve the Claims, Investments, the Personal Benefits Debt, the FCA, Oblon's prior employment with SHRG, and/or any other relationship between the Parties.

12.2 Oblon represents and warrants to SHRG and the SHRG Parties that he is the legal and equitable owner and holder of all claims and causes of action which have been alleged or asserted against SHRG and the SHRG Parties (and all matters covered by the Release set out in Section 12.1 above), and that he has not transferred, assigned, conveyed or pledged all or any such rights, claims or causes of action to any other person or entity.

13. Representations And Warranties. Oblon hereby represents and warrants to SHRG as follows:

(i) He understands all of the terms, conditions and provisions of this Agreement.

(ii) This Agreement constitutes and evidences his agreement to comply fully and completely with all of the provisions, terms and conditions set out above.

(iii) He agrees that SHRG will be entitled to legal relief in the event either of Oblon's violation of the terms of this Agreement (including but not limited to injunctive relief, both *ex parte* or otherwise).

(iv) He is voluntarily executing this Agreement (and agreeing to its terms) out of: (aa) his desire to act in the best interests of SHRG and (bb) to protect the interests of SHRG.

(v) He further acknowledges, agrees, represents and warrants to SHRG that he has not signed this instrument under duress, compulsion, threat, intimidation or undue influence.

(vi) He has disclosed to SHRG all information regarding all matters referenced in this Agreement.

(vii) He agrees that SHRG shall have the right to take all legal action against him upon his breach of this Agreement.

14. Termination Of FCA And Other Agreements. Oblon acknowledges and agrees that as of the Effective Date, the FCA and any other agreement existing between SHRG and Oblon shall be terminated and of no further force and effect.

15. Injunctive Relief.

15.1 In the event of a breach or threatened breach by Oblon of the provisions of this Agreement, SHRG shall be entitled to injunctive relief restraining Oblon from (including, but not limited to, a temporary restraining order) such conduct.

15.2 Oblon hereby consents to any immediate injunctive relief (including but not limited to a temporary restraining order) sought by SHRG in connection with SHRG's assertion of Oblon's breach of this Agreement.

15.3 Nothing herein shall prohibit SHRG from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages and attorney's fees from Oblon.

16. <u>**NOTICE AND CURE.**</u> Notwithstanding any provisions in this Agreement to the contrary, Oblon shall not be deemed to be in breach of this Agreement until the expiration of ten (10) days after written notice to Oblon by SHRG of such breach (the "**Cure Right**"). In the event that Oblon fails to accept a cure of such breach within the foregoing ten (10) day period, SHRG shall have all rights and remedies as set out in this Agreement relating to Oblon's breach hereunder. Provided, however, shall not have more than two (2) opportunities to cure any breach of this Agreement in any twelve (12) rolling month time period (i.e. any 12 consecutive months).

17. <u>**OBEYANCE OF LEGAL ACTIONS.**</u> Provided that Oblon is not in breach of this Agreement (which has not been timely cured), SHRG covenants and agrees to not initiate legal action against Oblon regarding the Claims.

18. <u>**MISCELLANEOUS PROVISIONS.**</u>

18.1 <u>GOVERNING LAW</u>. This Agreement shall be governed by the internal laws (and not the laws relating to conflicts of laws) of the State of Texas, except to the extent that the same may be superseded by Federal law.

18.2 <u>COUNTERPARTS</u>. This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

183 <u>BREACH</u>. Should any Party breach any part of this Agreement, and litigation ensue, the Parties agree that the prevailing Party shall be entitled to its reasonable attorneys' fees and costs in prosecuting or defending its claims.

18.4 <u>SEVERABILITY</u>. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but in the event that any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18.5 <u>FURTHER ACTS</u>. The Parties agree to perform any and all such further and additional acts and execute and deliver any and all such further and additional instruments and documents as may be reasonably necessary in order to carry out the provisions and effectuate the intent of this Agreement.

18.6 <u>MODIFICATION</u>. Any modification of this Agreement must be in writing and agreed to by all Parties.

18.7 <u>AUTHORITY</u>. Each Party hereto represents and warrants that such Party has full authority to execute this Agreement and bind to this Agreement its respective partners,

trustees, beneficiaries, remaindermen, directors, officers, employees, agents, advisors, attorneys, successors, assigns and personal representatives.

18.8 Recitals. The Recitals in the "Whereas" clauses set forth above are incorporated herein word for word and made a part of this Agreement for all purposes.

18.9 Entire Agreement. This Agreement supersedes all prior agreements, understandings, and communications between the Parties, whether written or oral, express or implied, relating to the subject matter of this Agreement. This Agreement is intended as a complete and final expression of the terms of the agreement between the Parties as to the subject matter discussed in this Agreement and may not be changed or subject to change orally. The Parties further agree and acknowledge that neither they, nor anyone acting on their behalf, made any inducements, agreements, promises, nor representations other than those set forth in this Agreement.

18.10 Definition Of Party Or Parties. Any reference to a "**Party**" under this Agreement shall mean the applicable of Oblon and SHRG (and its subsidiaries), as the context so requires. Any references to the "**Parties**" under this Agreement shall mean the aggregate of Oblon and SHRG (and its subsidiaries).

18.11 Assignment.

18.11.1 SHRG shall have the right, in its sole and absolute discretion, to assign any or all of its rights under this Agreement to a party, person or entity of its election.

18.11.2 Oblon shall ***not*** have the right, under any circumstances, to assign his rights under this Agreement to any party, person or entity. Such prohibition shall include the assignment of any economic, stock ownership, stock voting or contractual rights. Provided, however, upon the death of Oblon, all economic rights of Oblon set out in this Agreement shall pass to Oblon's estate.

18.12. Confidentiality.

18.12.1 Oblon acknowledges and agrees that the terms of this Agreement and any discussions or communications in negotiation of this Agreement (the "**Information**") are strictly confidential. Oblon, on behalf of himself and his agents, representatives, attorneys, and/or other person(s) acting on his behalf, further acknowledges and agrees to not discuss, divulge or otherwise communicate any aspect of this Agreement to any third party, unless disclosure is required by court order.

18.12.2 Notwithstanding the foregoing provision, Oblon and/or SHRG may disclose the Information to their respective agents, representatives, attorneys, and accountants for their own internal use.

18.12.3 SHRG may further: (i) disclose the Information and other matters regarding the subject matter of this Agreement and (ii) make such announcements as SHRG may elect to its employees and Distributors, as well as any other third parties, in any medium or forum as SHRG may elect.

18.13 NO PLEDGE. Oblon shall not have the right to pledge to any lender, party, person or entity, his rights under this Agreement (whether economic, contractual, stock or otherwise).

18.14 REFERENCES TO SHRG. All references to SHRG in this Agreement shall, as SHRG determines the context requires, mean and include SHRG and its Subsidiaries.

18.15 STOCK; STOCK VOTING RIGHTS. All prohibitions set out in this Agreement regarding stock ownership or stock voting rights of Oblon (as set out in Sections 18.11.2 and 18.13 or otherwise), shall apply to any stock directly or indirectly (i.e. beneficially) owned by Oblon as of the Effective Date or in relation to stock or Stock Warrants awarded pursuant to this Agreement.

18.16 VOTING TRUST REQUIREMENTS. All stock or Stock Warrants awarded to Oblon pursuant to this Agreement shall be subject to a three (3) year voting trust arrangement in favor of SHRG. The trustee of such voting trust shall be designated by SHRG at its discretion. Such three (3) year period shall commence on each Date of Issuance for the applicable tranche of stock as described in **Exhibits "B"** and **"C"**. Notwithstanding the foregoing, such voting trust provisions shall not be applicable, and shall not encumber any stock awarded to Oblon under this Agreement, if the Consultancy Agreement described in Section 7.4 is not consummated (i.e. executed).

THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK

SIGNATURE AND NOTARY PAGES ARE SET OUT BELOW

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date set out above.

SHRG:

SHARING SERVICES GLOBAL CORPORATION,
a Nevada corporation

By: ______________________
Printed Name: John "JT" Thatch.
Title: CEO.

STATE OF TEXAS §
COUNTY OF Texas §

The foregoing instrument was acknowledged before me this 26th day of July, 2019, by JT Thatch, the CEO of Sharing Services Global Corporation, a Nevada corporation, on behalf of such corporation.

JULIA ROSA BARRERA
Notary ID #131928985
My Commission Expires
March 13, 2023

Julia Rosa Barrera
Notary Public, State of Texas

THE SIGNATURE PAGE OF OBLON
IS SET OUT ON THE ENSUING PAGE

OBLON:

[signature]

Robert Oblon

STATE OF TEXAS §
COUNTY OF Collin §

The foregoing instrument was acknowledged before me this 26 day of July, 2019, by Robert Oblon, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein.

[signature]

Notary Public, State of Texas

TAMMY CLIBURN
NOTARY PUBLIC
STATE OF TEXAS
NOTARY ID 12829109-8
02/06/2021